Exhibit 10.1
For Immediate Release
Omagine Project

Letter of Intent between Omagine LLC and BNP Paribas

NEW YORK, January 22, 2013 – Omagine, Inc. (OTCQB: OMAG) today announced that its 60% owned subsidiary Omagine LLC, BNP Paribas, Wholesale Banking, Bahrain through its Corporate & Investment Banking department (“BNP Paribas CIB”)  and BNP Paribas Real Estate Property and Management LLC (“BNP Paribas Real Estate”) have signed a non-binding letter of intent (“LOI”) memorializing the parties discussion and proposal as set out below with regards to the Omagine Project:

(a)
Omagine LLC intends to appoint BNP Paribas CIB as the financial advisor to Omagine LLC and to arrange the financing for the Omagine Project, including evaluating various funding, capital and debt structures available to Omagine LLC; and

(b)
Omagine LLC intends to appoint BNP Paribas Real Estate for real estate advisory services to Omagine LLC and to assist Omagine LLC by, among other things, providing a full financial feasibility assessment and a market feasibility study for the Omagine Project. This study will be utilized by BNP Paribas CIB in arranging the project financing.

The Omagine Project is planned to be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the "Omagine Site") just west of the capital city of Muscat and approximately six miles from Muscat International Airport. It is presently planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter, associated exhibition buildings, a boardwalk, an open air amphitheater and stage; open space green areas; a canal and an enclosed harbor and marina area; associated retail shops and restaurants, entertainment venues, boat slips, and docking facilities; a five-star resort hotel, a four-star resort hotel and possibly a three or four-star hotel; commercial office buildings; shopping and retail establishments integrated with the hotels, and approximately two thousand residences to be developed for sale.

Frank J. Drohan, president of Omagine, Inc. and Managing Director of Omagine LLC, remarked: “This affiliation with BNP Paribas - the third largest bank in the world - is an extraordinary milestone on the Omagine Project’s path to rapid development. BNP Paribas brings some of the world’s finest, most experienced financial minds. Their task is to achieve the successful financial closing necessary to assure the realization of the Omagine Project. In addition Omagine LLC will be well served by a firm with some of the broadest and deepest MENA Region real-estate experience. We could not be more delighted.”

About Omagine, Inc.

Omagine, Inc. (the Company”) is focused on real-estate, entertainment and hospitality development opportunities in the Middle East and North Africa (“MENA Region”).  The Company’s mission is to develop, own and operate innovative projects in the MENA Region which have tourism components that are thematically imbued with culturally aware, historically faithful, and scientifically accurate entertainment experiences.

Governments in the MENA Region are seeking to diversify their economies through projects that create employment and tourism destinations. It is the Company’s opinion that this strategic vision combined with the substantial financial resources in the MENA Region will continue to present superb development opportunities. The Company focuses on the design and development of unique tourism destinations. The Omagine Project is planned to be developed in the Sultanate of Oman.

About Omagine LLC

Omagine LLC is a limited liability company organized under the laws of the Sultanate of Oman to design, develop, finance, construct, manage, own and operate the Omagine Project.

The shareholders of Omagine LLC are: Omagine, Inc. (the Company) (60%); Office of Royal Court Affairs (representing His Majesty Sultan Qaboos, the ruler of Oman) (25%); and Consolidated Contractors International Company, SAL, a multi-national company with $5.5 billion in annual revenue and 120,000 employees worldwide) (15%).

Pursuant to the provisions of an Omagine LLC shareholders’ agreement (the “Shareholder Agreement”), the Omagine LLC shareholders have agreed to invest (i) a cash investment amount of approximately $70.1 million (the “Cash Investment”), plus (ii) an as yet undetermined non-cash “payment-in-kind” amount representing the value of the land constituting the Omagine Site. Pursuant to the terms of the Shareholder Agreement, the Cash Investment will be invested in three stages.

Shareholders, investors or interested parties may also visit the Company’s website at www.omagine.com.

Contact:

Omagine, Inc.
Corporate Inquiries
Charles P. Kuczynski, Vice-President
(212) 563-4141
charles.kuczynski@omagine.com

This press release does not constitute an offer to sell any securities or a solicitation of an offer to purchase any securities. This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Omagine, Inc.’s business are detailed in the Company's SEC reports. The Company urges investors to read the SEC Reports and cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

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